Exhibit 10.16

2004 PAY FOR RESULTS PLAN – TIER ONE EXECUTIVE TEAM

Objectives

The company’s Pay for Results (PFR) Plan enables participants to share in the financial benefits of Company performance.  The plan is intended to:

•                                          provide a link between current bonus and business goals

•                                          link pay practices to current management practices

•                                          Improve employee loyalty

•                                          encourage teamwork

•                                          share the rewards of success.

General Concept

1.               The program will apply to the CEO, COO, CFO, CTO, SVP- HR and SVP - General Legal Counsel.

2.               A 33% bonus will be paid on the basis of reaching a revenue target, an operating income target as well as a cash balance target.

3.               The bonus mix is 33.4% for revenue, 33.3% for operating income and 33.3% for maintaining a cash balance above $7 million.  If one target is reached and not the other two, then the bonus will be paid on the target that was met.  For example if the revenue but not the operating income goal or cash balance is met, then the PFR participant would receive 33.4% of the possible bonus.

4.               The bonus will be paid quarterly on the payroll run immediately subsequent to the public release of the financial results.

5.               The Company seeks to achieve a balance between delivering on the financial performance communicated to its shareholders and providing upside incentive to its management team to exceed targeted financial performance.  The financial plan of the company is structured in such a way that as the year progresses, profitability is expected to improve significantly.  As such, overachievement in the latter part of the plan year will be rewarded more than in the early part of the year as outlined below:

•                  In Q1 of each year, payouts will equal the proportional percentage overachievement versus the target.  For example, 110% overachievement would equate to 110% payout of the target bonus opportunity.

•                  In Q2 of each year, payouts will be interpolated such that for each percentage overachievement realized, the payout will equal 2.5%.  For example, 110%

overachievement would equate to a 125% payout of the target bonus opportunity (10 point overachievement multiplied by 2.5x).

•                  In Q3 of each year, payouts will be interpolated such that for each percentage overachievement realized, the payout will be 5%.  For example, 110% overachievement equals 150% payout of the target bonus opportunity (10 base point overachievement multiplied by 5x).

•                  In Q4 of each year, payouts will be interpolated such that for each percentage overachievement realized, the payout will be 10%.  For example, 110% overachievement equals 200% payout of the target bonus opportunity (10 base point overachievement multiplied by 10x).

In all of the above instances, the maximum percentage payout to target earned is not to exceed 250%.

5.               Targets will be set annually.

Participation

1.               A PFR participant must be employed on the last day of the bonus period to receive a bonus for that quarter.  Those who terminate prior to the last day of the bonus period would not receive a bonus for that quarter.

2.               Participants who are new to the plan due to promotion or hire, will receive a prorated bonus for the number of days their position is held during the quarter.

3.               A ten-day grace period for unpaid leave will be provided during each quarter for purposes of calculating the bonus.  If however a PFR participant is out more than ten days on unpaid leave, the total number of days in the bonus period will be divided by the number of days absent and the bonus will be adjusted.  For example: if there were 100 days in a bonus period and a PFR participant missed 25 days, the bonus amount to be paid would be 75% of the total eligible bonus amount.